Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact

June 2, 2021	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Price Increases Across its Global Battery Portfolio

Company to Participate in RBC Capital Markets Global Consumer and Retail Conference
on June 3, 2021

ST. LOUIS, June 2, 2021 — Energizer Holdings, Inc. (NYSE: ENR) today announced plans to execute broad-based price increases across its global battery business, including its alkaline, lithium, carbon zinc and rechargeable products. The Company has notified customers in the U.S. and Canada of the increases, which are necessary to offset significant cost inflation, such as commodities, freight and labor.

The Company will implement these actions through list price changes, which will be phased in throughout fiscal 2022. The Company expects to realize the full benefit of these changes in the back half of fiscal 2022, with increasing benefit between the first and second quarters.

Combined with the recently announced price increases in auto care, the Company has now announced price increases in over 85% of its North American business. Similar price increases are expected to be announced in its international business over the balance of the year.

The Company believes that these price increases, combined with its ongoing continuous improvement efforts, will be sufficient to offset the cost inflation it expects to experience in fiscal 2022. Based on the anticipated timing of implementation, battery pricing actions will not have an impact on the Company’s full year fiscal 2021 outlook that was disclosed with its second quarter financial results, which included the following metrics:

•Net sales growth of 5% to 7%;
•Adjusted gross margin rate flat versus fiscal 2020;
•Adjusted diluted net earnings of $3.30 to $3.50;
•Adjusted Free Cash Flow at the low-end of previously stated range of $325 to $350 million; and

•Adjusted EBITDA of $620 to $640 million.

Additionally, the Company announced that it will participate in group investor meetings taking place tomorrow, June 3, 2021, at the RBC Capital Markets Global Consumer and Retail Conference, and expects to discuss these price increases in these meetings.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands includes Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car! ®, California Scents®, Driven®, Bahama & Co. ®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else.

Forward-Looking Statements

Certain information contained in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions difficult to predict or beyond our control. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2020 and subsequent Commission filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.